EXHIBIT 13

                             SUBSCRIPTION AGREEMENT

           The undersigned, Hartford Life Insurance Company ("HLIC"), desires to purchase, and Hartford Small Company Fund, Inc. (the "Fund"), desires to sell, shares of Common Stock of the Fund. Therefore, HLIC hereby agrees to purchase, and the Fund agrees to sell to HLIC, one thousand (1,000) shares of Common Stock of the Fund, par value $.10 per share, for $1.00 per share, for an aggregate purchase price of $1,000, payable in cash. HLIC represents to the Fund that HLIC is purchasing such shares for investment purposes without any present intention of redeeming or selling such shares.


                   Dated January 22, 1996

Hartford Small Company Fund, Inc.              Hartford Life Insurance Company


By:/s/ J. Richard Garrett                          By:  /s/ Michael O'Halloran
  -----------------------                               ----------------------
       J. Richard Garrett                                   Michael O'Halloran
       Its Vice President and Treasurer                     Its Vice President